SECURITIES AND EXCHANGE COMMISSION



                              Washington D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934




                               September 21, 2001
                                (Date of Report)
                        (Date of earliest event reported)



                             JOHN WILEY & SONS, INC.
             (Exact name of registrant as specified in its charter)


                                    New York
                    (State or jurisdiction of incorporation)





      0-11507                                                  13-5593032
---------------------------------          -------------------------------------
   Commission File Number                   IRS Employer Identification Number

   605 Third Avenue, New York, NY                         10158-0012
---------------------------------          -------------------------------------
Address of principal executive offices                   Zip Code

Registrant's telephone number, including area code:     (212) 850-6000
                                                 ----------------------------





                 This is the first page of a four page document.


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Item 2.    Acquisition or Disposition of Assets


          On September 21, 2001, the Company completed its cash tender offer to purchase all outstanding shares of Hungry Minds, Inc., (Hungry Minds) at a purchase price of $6.09 net per share. Approximately 98% of all the outstanding shares of common stock were validly tendered, including shares owned by International Data Group, Inc., which represented 76% of the outstanding shares. Effective September 25, 2001, the Company completed a "short form" second-step cash merger at $6.09 net per share pursuant to which the Company acquired the remaining outstanding shares, subject to dissenters rights. The total purchase price amounted to approximately $182.7 million excluding fees and expenses, consisting of approximately $90.2 million for the common stock of Hungry Minds and $92.5 million for the payoff of the outstanding funded debt of Hungry Minds.

          Hungry Minds is a leading global knowledge company with a diverse portfolio of technology, business, consumer, and how-to brands, computer-based learning tools, Web-based products and Internet e-services. Publications include best-selling brands including the For Dummies series, the Unofficial Guide, the technological Bible and Visual series, Frommer's travel guides, CliffsNotes, Webster's New World Dictionary, Betty Crocker, Weight Watchers, and other market-leading brands. Hungry Minds has 2,500 active titles in 39 languages, including 600 frontlist titles and revisions per year. Revenues for the fiscal year ended September 30, 2001 were approximately $179 million.

          The transaction was initially financed by funds obtained through a new $300 million bank credit facility provided by UBS AG, Stamford Branch
          (UBS), consisting of a $200 million five-year term loan facility and a $100 million five-year revolving credit facility. The Company has the option of borrowing at the following floating interest rates: (i) at a rate based on the London Interbank Offered Rate (LIBOR) plus an applicable margin ranging from .625% to 1.375% depending on the coverage ratio of debt to EBITDA; or (ii) at the higher of (a) the Federal Funds Rate plus .5% or (b) UBS's prime rate, plus an applicable margin ranging from 0% to .375% depending on the coverage ratio of debt to EBITDA. In addition, the Company pays a commitment fee ranging from .125% to .225% on the unused portion of the facility depending on the coverage ratio of debt to EBITDA. In the event of a change of control, as defined, the bank has the option to terminate the agreement and require repayment of any amounts outstanding. The credit facility contains certain restrictive covenants similar to the Company's existing credit agreements related to minimum net worth, funded debt levels, an interest coverage ratio, and restricted payments, including a cumulative limitation for dividends paid and share repurchases.

          The Company estimates that the acquisition will be neutral on a cash earnings per share basis in the current fiscal year and accretive thereafter.


Item 7.    Financial Statements, Pro Forma Financial Information, and Exhibits

           (a)      Financial Statements of Businesses Acquired

                    As of the date of filing this Current Report on Form 8-K, it is impracticable for the Company to provide the financial statements required by this Item 7(a). In accordance with
                    Item 7(a)(4) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after October 6, 2001.

(b)       Pro Forma Financial Information

          As of the date of filing this Current Report on Form 8-K, it is impracticable for the Company to provide the pro forma financial information required by this item 7(b). In accordance with Item 7(b) of Form 8-K, such financial statements shall be filed by amendment to this Form 8-K no later than 60 days after October 6, 2001. (c) Exhibits

         2.1 Agreement and Plan of Merger dated as of August 12, 2001 among the Company, HMI Acquisition Corp. and Hungry Minds, Inc. (incorporated by reference to the Company's Report on Form 8-K dated as of August 12, 2001).

         10.1 $300,000,000 Credit Agreement dated as of September 21, 2001 among the Company and the Lenders From Time to Time Parties Hereto, UBS AG Stamford Branch, as Administrative Agent and UBS Warburg LLC, as Arranger (incorporated by reference to the Company's Report on Schedule TO/A Amendment No. 5 dated September 21, 2001).

"Safe Harbor" Statement under the
Private Securities Litigation Reform Act of 1995

This report contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Reliance should not be placed on forward-looking statements, as actual results may differ materially from those in any forward-looking statements. Any such forward-looking statements are based upon a number of assumptions and estimates that are inherently subject to uncertainties and contingencies, many of which are beyond the control of the Company, and are subject to change based on many important factors. Such factors include, but are not limited to (i) the level of investment in new technologies and products; (ii) subscriber renewal rates for the Company's journals; (iii) the financial stability and liquidity of journal subscription agents; (iv) the consolidation of book wholesalers and retail accounts; (v) the market position and financial stability of key online retailers; (vi) the seasonal nature of the Company's educational business and the impact of the used book market; (vii) worldwide economic and political conditions; and (viii) other factors detailed from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any such forward-looking statements to reflect subsequent events or circumstances.

                                    Signature


Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                   John Wiley & Sons, Inc.




                                   /S/   William J. Pesce
                                   William J. Pesce
                                   President and
                                   Chief Executive Officer






Date:  October 3, 2001